INTERNATIONAL GAME TECHNOLOGY REPORTS
RECORD FIRST QUARTER FISCAL YEAR 2004 RESULTS

(Reno, NV – January 22, 2004) – International Game Technology (NYSE: IGT) today reported its operating results for the first quarter ended December 31, 2003.

First quarter financial highlights:

•	Income from continuing operations increased 38% to $116.7 million or $0.33 per diluted share
•	Revenues increased 24% to $608.1 million over prior year quarter
•	Operating income of $202.2 million, improved 35% over prior year quarter
•	Cash flows provided by operating activities totaled $130.0 million

First quarter segment highlights:

•	Worldwide machine sales units of 46,100, up 55% over prior year quarter
•	Domestic machine sales units of 22,600, up 17% from last year
•	Domestic replacement sales units of 16,400 improved 48% over prior year quarter
•	Consolidated product sales gross margins of 50% versus 48% in the prior year quarter
•	Domestic product sales gross margins of 53% versus 48% in the prior year quarter
•	International machine sales units increased 125% to 23,500
•	Installed base of 34,400 recurring revenue games, up 1,900 over prior year quarter
•	Proprietary gaming gross margins of 56% versus 53% in the prior year quarter
•	Quarterly manufacturing output of 34,600 machines

        Revenues grew 24% in the first quarter to a record $608.1 million compared to the prior year quarter. The gaming industry’s continued acceptance of IGT’s EZ Pay™ Ticket-in/Ticket-out (TITO) technology drove domestic replacement sales units to 16,400 during the current quarter versus 11,100 in the prior year quarter. During the quarter we produced a record 34,600 machines in our Reno manufacturing facility and coupled with a more favorable product mix, our consolidated product sales gross margins increased to 50% for the quarter, as compared to 48% in the comparable prior year period. The popularity of IGT’s brands, resulting from our market leadership in game design, also contributed to the double-digit revenue growth experienced during the quarter. On the strength of our brands, our installed base of recurring revenue games increased 1,900 units over the prior year quarter and 400 units over the prior sequential quarter. In addition, our proprietary gaming operations gross margins improved during the quarter to 56% versus 53% in the prior year quarter, resulting from a favorable geographic mix and increased placements of wide-area progressive recurring revenue games.

        “We are extremely pleased with our record first quarter results,” commented TJ Matthews, IGT’s Chief Executive Officer. “Our ongoing commitment to be the leading provider of gaming machines, platforms and systems has enabled us not only to grow our top line revenues, but also to increase the efficiency of our earnings and related profitability within our product sales and proprietary gaming business units.”

        First quarter net income totaled $176.3 million or $0.50 per diluted share versus $91.6 million or $0.26 per diluted share in the prior year quarter. Current quarter net income included $59.7 million, net of tax, or $0.17 per diluted share for discontinued operations related to our online lottery systems business, IGT OnLine Entertainment Systems (OES). During the quarter, we completed the sale of OES to Scientific Games Corporation for cash proceeds of $143.0 million and a receivable for the estimated working capital adjustment, resulting in a net gain of $57.5 million. Our prior period financial statements have been reclassified to present the lottery systems operations, as well as the casinos, slot route and pari-mutuel operations previously sold, as discontinued operations and assets held for sale.

        Our current quarter operating results include approximately two months of operations from our recent acquisition of Acres Gaming, Incorporated (Acres). Inclusive of the $1.8 million in one-time in-process R&D costs referenced below, Acres results were neutral to our earnings during the quarter and are reflected within our product sales business segment.

        In addition, as a result of our 52/53 week fiscal year, fiscal 2004 will contain 53 weeks versus 52 weeks in fiscal 2003. As a result, the current quarter contained 14 weeks compared to 13 weeks in the same quarter last year.

Business Segment Discussion – Product Sales

        IGT sold a record 46,100 machines worldwide during the current quarter compared to 29,700 machines in the prior year quarter. Product sales revenue for the quarter totaled a record $330.5 million, an improvement of 37% from $241.3 million in the prior year period. Gross profit on product sales increased 44% for the quarter to a record $166.2 million versus $115.1 million in the prior year quarter. Gross profit margins on product sales were 50% for the current quarter versus 48% in the prior year period. Despite a greater mix of international sales during the quarter, year-over-year margins improved primarily due to increased operating efficiencies resulting from greater volumes at our Reno manufacturing facility and a favorable product mix.

        Domestically, IGT sold 22,600 machines in the current quarter compared to 19,300 machines in the prior year quarter. Domestic replacement sales totaled 16,400 machines, an increase of 48% from 11,100 machines in the prior year quarter. The improvement in total domestic unit sales resulted primarily from strong replacement sales across all of our domestic markets, as well as new unit sales into the Canadian casino and video lottery markets.

        International machine shipments for the quarter totaled 23,500 compared to 10,400 in the prior year period, due primarily to record quarterly shipments in Japan and the European casino markets. Japan shipments for the quarter totaled 12,700 units on the strength of our Nobunaga pachisuro game, which is on track to become our highest selling game ever in Japan. The increases noted above were offset by fewer shipments in Australia and the United Kingdom.

        Our top-selling video slot game themes for the quarter included Cops & Donuts™, Money Storm™, Kenny Rogers®, Phone Tag™, and Uncle Sam™. Popular video game themes introduced during the quarter included Hexbreaker™, That Girl™, Ghost Island™ and Wild Taxi™, to name a few. The top selling spinning reel slot game themes for the quarter included Triple Double Wild Cherry™, Triple Stars™ and Triple Double Stars™.

Business Segment Discussion – Proprietary Gaming

        Revenues from proprietary gaming totaled a record $277.6 million in the current quarter, an increase of 12% from $248.4 million in the first quarter of fiscal 2003. Our first quarter wide-area progressive play levels increased across the majority of our markets and exceeded the prior year quarter levels by approximately 3%. Quarterly gross profit from proprietary gaming increased 17% to $154.8 million compared to $132.3 million in the prior year quarter. Gross profit margins on proprietary gaming totaled 56% for the current quarter versus 53% in the same prior year period. The quarter-over-quarter increases resulted primarily from enhanced yields per game due to strong game introductions, an improved jurisdictional mix, and an increase in our wide-area progressive product mix, offset by unfavorable movements in interest rates.

        IGT’s installed base of recurring revenue machines, including machines placed in both casino and racino markets, ended the current quarter at a record 34,400, an increase of 1,900 from the same quarter last year and 400 from the immediately preceding quarter. Machines in casino markets ended the quarter at 29,700 machines, an improvement of 1,200 from the same quarter last year and an increase of 400 from the prior sequential quarter. The year-over-year and sequential quarter increases resulted primarily from increased placements across the various Native American markets and in Atlantic City. Machines in racino markets ended the quarter at 4,700 machines, up 700 machines from last year related to additional placements in Rhode Island.

        Recent game introductions that continue to receive favorable customer acceptance include such popular themes as The Beverly Hillbillies™ and M*A*S*H™. Placements of perennial favorites Wheel of Fortune® reel slots and Wheel of Fortune® video slots were also strong during the quarter. Game themes expected to be rolled out next quarter include Dilbert™, Rodney’s Reel Respect™ featuring Rodney Dangerfield, and an extension of our Austin Powers™ (Goldmember™) game. In addition, Wheel of Fortune® Special Edition will be introduced late next quarter on our new PC-based gaming machine platform, Advanced Video Platform (AVP).

Operating Expenses and Other Income/Expense

        Total operating expenses increased $21.8 million to $118.9 million in the current quarter compared to the same period in fiscal 2003, primarily related to increased selling, general and administrative costs (SG&A), additional investment in research and development (R&D) and an increase in bad debt expenses. The increases in SG&A and R&D primarily resulted from increased headcount resulting from the Acres acquisition, and additional employee-related costs including performance-based incentives and healthcare benefits. The increase in R&D was also attributed to a one-time in-process R&D charge of $1.8 million resulting from the Acres acquisition. The increase in bad debt expense is related to the higher sales volumes in the current quarter.

        Other expense, net, increased to $15.6 million for the current quarter compared to $14.0 million in the prior year quarter, primarily due to additional interest expense related to our convertible debentures issued in January 2003.

Cash Flows & Balance Sheet

        During the quarter, we generated $130.0 million in cash flows provided by operating activities on income from continuing operations of $116.7 million and on income from discontinued operations of $2.1 million. Working capital increased to $1.2 billion at the end of the current quarter compared to $1.1 billion at the end of fiscal 2003, primarily due to increased accounts receivable and inventory levels associated with increased product sales volumes.

        Cash and equivalents totaled $1.4 billion at December 31, 2003 and $1.3 billion at September 30, 2003. Long-term debt, net of current maturities, totaled $1.1 billion at December 31, 2003 and September 30, 2003.

Capital Deployment

        As previously announced on December 4, 2003, International Game Technology’s Board of Directors declared a quarterly cash dividend of $0.10 per share that was paid on December 30, 2003 to shareholders of record on December 16, 2003.

        IGT recently announced that the market price condition for convertibility of its zero coupon convertible debentures was satisfied with respect to the conversion period beginning on January 20, 2004 and ending on April 19, 2004.

        IGT also announced that it will be redeeming all $400.0 million in principal amount outstanding of its 7.875% senior notes due May 15, 2004 on February 17, 2004, plus accrued unpaid interest to the redemption date.

        No shares were repurchased during the quarter, and our remaining share repurchase authorization under IGT’s stock repurchase program totaled 39.9 million shares at December 31, 2003.

        As previously announced on January 2, 2004, International Game Technology (NYSE “IGT”) will host a conference call regarding its First Quarter Fiscal Year 2004 earnings release on Thursday, January 22, 2004 at 6:00 a.m. (Pacific Standard Time) with TJ Matthews, Chief Executive Officer, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:

Domestic callers dial 888-423-3280, passcode IGT
International callers dial 612-288-0337, passcode IGT

        The conference call will also be broadcast live over the Internet. Please refer to the following information to access the call:

What:	Conference Call following International Game Technology's
First Quarter Fiscal Year 2004 Earnings Release
When:	Thursday, January 22, 2004 at 6:00 a.m. (Pacific Standard Time)
Where:	http://www.corporate–ir.net/ireye/ir_site.zhtml?ticker=IGT&script=1010&item_id=832812
How:	Live over the Internet - Simply log on to the web address above
Contact:	Richard Baldwin, 866-296-4232

        Minimum requirements to listen to the broadcast include Windows Media Player or Real Player and at least a 28.8Kbps connection to the Internet.

        If you are unable to participate during the live webcast, the call will be archived at http://www.igt.com until Friday, January 30, 2004.

        Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 11:15 a.m. (Pacific Standard Time) on Thursday, January 22, 2004. This replay will run through Friday, January 30, 2004. The access numbers are as follows:

Domestic callers dial 800-475-6701, access code 715582
International callers dial 320-365-3844, access code 715582

        In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include the following:

•	The popularity of IGT's brands, resulting from our market leadership in game design, also contributed to the double-digit revenue growth experienced during the quarter
•	Our ongoing commitment to be the leading provider of gaming machines, platforms and systems has enabled us not only to grow our top line revenues, but also to increase our profitability
•	On the strength of our brands
•	Recent game introductions that continue to receive favorable customer acceptance include such popular themes as The Beverly Hillbillies™and M*A*S*H™
•	Placements of perennial favorites Wheel of Fortune®reel slots and Wheel of Fortune®video slots were strong
•	Game themes expected to be rolled out next quarter include Dilbert™, Rodney's Reel Respect™featuring
Rodney Dangerfield, and an extension of our Austin Powers™(Goldmember™) game
•	In addition, Wheel of Fortune®Special Edition will also be introduced next quarter on our new PC-based gaming machine platform, Advanced Video Platform (AVP)
•	IGT also announced that it will be redeeming all $400.0 million principal amount outstanding of its 7.875% senior notes on
February 17, 2004
•	Japan shipments for the quarter totaled 12,700 on the strength of our Nobunaga pachisuro game, which is on track to become our highest selling game ever in Japan
•	The gaming industry's continued acceptance of IGT's EZ Pay™Ticket-in/Ticket-out (TITO) technology

        Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT's products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a change in the appeal of ticket-in/ticket-out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

        IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal.

        Contact: Richard Baldwin, 866-296-4232

IGT First Quarter Fiscal Year 2004
Unaudited Condensed Consolidated Statements of Income

	Quarters Ended
	December 31,	December 31,
	2003	2002
(In thousands, except per share amounts)
Revenues
Product sales	$330,483	$241,250
Gaming operations	277,578	248,382

Total revenues	608,061	489,632

Costs and operating expenses
Cost of product sales	164,253	126,175
Cost of gaming operations	122,742	116,126
Selling, general and administrative	67,800	60,569
Depreciation and amortization	13,805	12,697
Research and development	31,707	20,781
Provision for bad debts	5,605	3,051

Total costs and operating expenses	405,912	339,399

Earnings (losses) of unconsolidated affiliates	94	(179)

Operating income	202,243	150,054

Other income (expense), net	(15,590)	(14,024)

Income from continuing operations before tax	186,653	136,030
Provision for income taxes	69,995	51,283

Income from continuing operations	116,658	84,747

Discontinued operations, net of tax	59,666	6,840

Net income	$176,324	$91,587

Basic earnings per share
Continuing operations	$0.34	$0.24
Discontinued operations	0.17	0.02

Net income	$0.51	$0.26

Diluted earnings per share
Continuing operations	$0.33	$0.24
Discontinued operations	0.17	0.02

Net income	$0.50	$0.26

Weighted average shares outstanding
Basic	345,408	347,418
Diluted	354,610	353,922

IGT First Quarter Fiscal Year 2004
Unaudited Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2003	2003
(In thousands)
Assets
Current assets
Cash and equivalents	$1,399,965	$1,311,558
Receivables, net	463,640	435,475
Inventories	169,703	147,066
Other	133,351	184,129

Total current assets	2,166,659	2,078,228

Long-term notes and contracts receivable, net	125,090	145,120
Property, plant and equipment, net	271,860	261,620
Investments to fund liabilities to jackpot winners	340,223	333,454
Goodwill and intangibles, net	1,317,239	1,198,611
Other assets	123,638	168,198

Total assets	$4,344,709	$4,185,231

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term notes payable	$410,820	$406,147
Accounts payable	79,228	65,259
Jackpot liabilities	168,174	164,089
Accrued income taxes	81,335	31,928
Accrued interest	11,301	29,988
Other	178,713	247,670

Total current liabilities	929,571	945,081

Long-term notes payable, net of current maturities	1,144,372	1,146,759
Long-term jackpot liabilities	381,918	377,043
Other liabilities	35,495	28,870

Total liabilities	2,491,356	2,497,753
Total stockholders' equity	1,853,353	1,687,478

Total liabilities and stockholders' equity	$4,344,709	$4,185,231

IGT First Quarter Fiscal Year 2004
Unaudited Condensed Consolidated Statements of Cash Flows

	Quarters Ended
	December 31,	December 31,
	2003	2002
(In thousands)
Operations
Net income	$176,324	$91,587
Gain on sale of discontinued operations	(92,050)	--
Depreciation, amortization and other non-cash items	51,044	45,758
Change in receivables	(8,933)	(46,021)
Change in inventories	(20,166)	(13,072)
Changes in other operating assets and liabilities	23,857	(33,025)
Earnings of unconsolidated affiliates	(94)	179

Net cash from operations	129,982	45,406

Investing
Proceeds from sale of discontinued operations	143,000	--
Acquisition of business	(109,653)	--
Other investing activities	(26,112)	(17,090)

Net cash from (used for) investing	7,235	(17,090)

Financing
Dividends paid	(69,183)	--
Share repurchases	--	(19,719)
Other financing activities	18,685	6,325

Net cash used for financing	(50,498)	(13,394)

Effect of exchange rate changes on cash and equivalents	1,688	(1,694)

Net increase in cash and equivalents	88,407	13,228
Cash and equivalents at:
Beginning of period	1,311,558	416,707

End of period	$1,399,965	$429,935

IGT First Quarter Fiscal Year 2004
Unaudited Supplemental Data

	Quarters Ended
	December 31,	December 31,
	2003	2002
(In thousands)
Reconciliation of Net Income to EBITDA:
Net income	$176,324	$91,587
Discontinued operations, net of tax	(59,666)	(6,840)
Provision for income taxes	69,995	51,283
Other expense, net	15,590	14,024
Depreciation and amortization	35,187	36,987
Stock-based compensation	1,246	971

EBITDA	$238,676	$188,012

EBITDA [earnings before interest, taxes, depreciation and amortization (including depreciation in earnings of unconsolidated affiliates), stock-based compensation and discontinued operations] is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

Reconciliation of Free Cash Flow:
Net cash from operations	$129,982	$45,406
Investment in property, plant and equipment	(7,099)	(9,155)
Investment in gaming operations equipment	(29,338)	(21,567)
Dividends paid	(69,183)	--

Free Cash Flow	$24,362	$14,684

Free cash flow is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for investments in property, plant and equipment and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.